UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 1, 2016

LiqTech International, Inc.

(Exact name of registrant as specified in charter)

Nevada	000-53769	20-1431677
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Industriparken 22C, 2750 Ballerup,

Denmark

(Address of principal executive offices)

+4544986000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 MATERIAL DEFINITIVE AGREEMENTS

On August 24, 2016, LiqTech International, Inc., a Nevada corporation (the “Company”), entered into a binding letter of intent (the “Letter of Intent”) with Kailong High Technology Co., Ltd. (“Kailong”), pursuant to which the Company and Kailong agreed to form a joint venture entity that will produce diesel particulate filters (“DPF”) for the automotive industry.

On October 1, 2016, the Company entered into an amended Letter of Intent with Kailong (the “Amendment”) pursuant to which the Company and Kailong agreed that the joint venture would increase the payment to the Company for certain technology. Under the terms of the Amendment, the Company will now be paid $2 million (USD) in exchange for the Company’s technology for producing DPFs along with royalty payments of $2.25 (USD) per liter of filters sold in each of 2018, 2019 and 2020. The Amendment is binding, pending execution of definitive agreements.

The foregoing is a summary description of certain terms of the Amendment and, by its nature, is incomplete, and is qualified in its entirety by reference to the full text of the Amendment. A copy of the Amendment is filed herewith as Exhibit 10.1 to this Current Report on Form 8-K.

ITEM 8.01 OTHER EVENTS

On October 6, 2016, the Company issued a press release announcing the Amendment with Kailong High Technology Co. Ltd, a copy of which is attached to this Current Report on Form 8-K as Exhibit 99.1.

ITEM 9.01  FINANCIAL STATEMENTS AND EXHIBITS

(d)	Exhibits:

EXHIBIT NO.	DESCRIPTION	LOCATION
Exhibit 10.1	Amendment to the Letter of Intent between Liqtech International, Inc. and Kailong High Technology, Co., Ltd.	Provided herewith
Exhibit 99.1	Press Release Regarding Amendment to the Letter of Intent with Kailong High Technology Co. Ltd.	Provided herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

LIQTECH INTERNATIONAL, INC.

Date: October 6, 2016	/s/ Soren Degn
Soren Degn
Chief Financial Officer